Exhibit 99.1

News Release For Immediate Release – October 7, 2003

GREENVILLE FIRST BANK REPORTS THIRD QUARTER EARNINGS AND ANNOUNCES STOCK SPLIT

Greenville, S.C., October 7, 2003 – Greenville First Bancshares, Inc., the holding company for Greenville First Bank, NA, announced an increase in earnings for both the three months and nine months ended September 30, 2003.

Net income for the third quarter of 2003 was $267 thousand or $.14 per share, compared to $260 thousand, or $.15 per share, for the same period in 2002. For the first nine months of 2003, net income was $664 thousand, or $.35 per share, compared to $424 thousand or $.24 per share, reported for the comparable period in 2002. Net income before income tax for the third quarter was $431 thousand compared to $260 thousand for the same period in 2002, an increase of 66%.

Net interest income in the third quarter of 2003 was $1.6 million compared to $1.3 million in 2002, an increase of $278 thousand. General and administrative expenses in the third quarter of 2003 were $997 thousand or an increase of $132 thousand compared to the same period in 2002. Other income was $115 thousand for the third quarter of 2003.

“The continued growth of our balance sheet is reflected in the 36% increase in assets from $158.3 million at September 30, 2002 to $214.8 million at September 30, 2003,” stated Art Seaver, Greenville First’s President and CEO. Loans totaled $185.9 million with deposits of $156.1 million at quarter end. The allowance for loan losses was $2.5 million or 1.31% of outstanding loans.

“We are delighted with the growth of our company and are pleased to share our success with our shareholders in the form of a 3 for 2 stock split,” stated Seaver. “We believe this distribution will enhance the liquidity of our shareholders’ investment,” added Seaver. Shareholders of record on November 3, 2003 will receive the additional shares on November 17, 2003 with fractional shares paid in cash. The earnings per share amounts for all period presented have been adjusted to reflect the 3 for 2 stock split.

Greenville First Bancshares, is the holding company of Greenville First Bank. The company’s stock trades on the OTC Bulletin Board under the symbol GVBK. The closing stock price for Greenville First Bancshares on September 30, 2003 was $18.25 per share. Additional financial data is available on the Bank’s web site at www.greenvillefirst.com.

Contacts:
Art Seaver	Fred Gilmer	Jim Austin
President	Senior Vice President	Senior Vice President
Chief Executive Officer	Public Relations	Chief Financial Officer
(864) 679-9010	(864) 679-9015	(864) 679-9070

Statements in this press release may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions such as a downturn in the economy, competitive risks, and other factors set forth from time to time in our filings with the Securities and Exchange Commission. When used in this release, words such as “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are intended to identify forward-looking statements.

GREENVILLE FIRST BANCSHARES, INC.
(all per share data adjusted for 3 for 2 stock split)

Financial Data

	Periods ending
	Three Months ended September 30,		Nine Months ended September 30,
	2002	2003	2002	2003
Operations:
Interest income	$2,168,948	2,495,104	5,896,030	7,013,535
Interest expense	883,781	932,385	2,614,583	2,685,155

Net interest income	1,285,167	1,562,719	3,281,447	4,328,380
Provision for loan loss	300,000	250,000	720,000	750,000
Other income	139,533	115,318	364,296	346,425
General & administrative expenses	865,064	996,614	2,502,175	2,854,059

Income before tax	259,636	431,423	423,568	1,070,746
Income tax expense	-	163,941	-	406,882

Net income	$259,636	267,482	423,568	663,864

Diluted earnings per share	$0.15	0.14	0.24	0.35

Weighted shares outstanding-diluted	1,772,564	1,886,399	1,747,227	1,874,780

Efficiency Ratio	60.72%	56.05%	68.63%	59.77%

Yields:
Federal Funds	1.58%	1.01%	1.78%	1.18%
Investment Securities	4.34%	4.12%	5.00%	3.39%
Loans	6.04%	5.15%	6.08%	5.33%
Earning assets	5.84%	5.05%	5.86%	5.21%
Deposits:
CDs	3.48%	2.62%	3.69%	2.88%
Other	1.08%	0.50%	1.29%	0.50%
Total deposits	2.46%	1.84%	2.70%	2.01%
FHLB advance	2.98%	2.20%	3.50%	2.24%
Other borrowing	2.27%	2.72%	2.28%	2.48%
Interest-bearing liabilities	2.48%	1.95%	2.72%	2.07%

Loan to deposit spread	3.58%	3.31%	3.38%	3.32%
Net interest spread	3.36%	3.10%	3.14%	3.14%
Net interest margin	3.46%	3.16%	3.26%	3.21%

	Periods ended
	December 31,	September 30,	December 31,	September 30,
	2001	2002	2002	2003
Financial Condition:
Loans	$95,339,621	135,359,104	148,079,012	185,889,884
Investments	18,569,301	16,284,952	15,538,926	19,818,703
Total assets	118,565,009	158,273,036	170,357,662	214,757,097
Deposits	92,700,010	131,041,785	133,563,270	156,093,718
Other borrowings	14,482,600	14,502,250	24,607,000	46,000,000
Equity	9,459,419	9,895,124	10,231,789	10,827,244

Book value per share	5.48	5.74	5.93	6.28

Ratios:
Loans to deposits	102.85%	103.29%	110.87%	119.09%
Loans to deposits & borrowings	88.95%	93.00%	93.62%	91.98%
Allowance for loan loss	1.24%	1.21%	1.22%	1.31%
Equity to assets	7.98%	6.25%	6.01%	5.04%
Risk based capital (Bank only)	10.10%	10.30%	10.30%	10.68%